U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM 3

         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person*

     Nazerali,       Altaf       S.
    (Last)          (First)     (Middle)

     555 Palisade Drive
    (Street)

     North Vancouver     British Columbia    V7R 2H9
    (City)              (State)             (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)

     May 19, 2000

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

     N/A

4.   Issuer Name and Ticker or Trading Symbol

     Intacta Technologies Inc. (Trading Symbol: ITAC)

5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [X] Director                       [ ] 10% Owner
     [X] Officer (give title below)     [ ] Other (specify below)

                             President & CEO
                             ---------------

6.   If Amendment, Date of Original (Month/Day/Year)

     N/A

7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person


                       Table I Non-Derivative Securities Beneficially Owned

                          2.  Amount     3. Ownership
                              of Secu-      Form:
                              rities        Direct         4. Nature of
                              Bene-        (D) or             Indirect
                              Ficially      Indirect          Beneficial
                              Owned        (I)                Ownership
1. Title of Security         (Instr. 4)    (Instr. 5)        (Instr. 5)
-----------------------       --------      --------          --------


Common Stock               192,000          I                 owned indirectly
                                                              through Pensbreigh Holdings Ltd.

Reminder: Report on a separate line for each class of securities benefically owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



Table II Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)




                         2. Date Exercisable
                            and Expiration Date     3. Title and Amount of Securities Underlying Derivative
                           (Month/Day/Year)            Security (Instr. 4)
                            ----------------------     ----------------------------------------------------
                            Date                                                                 Amount or
1. Title of Derivative      Exercis-    Expiration                     Title                     number of
   Security (Instr. 4)      able        Date                                                     Shares
----------------------     -----------------------     ----------------------------------------------------

Employee Stock Option      June 1,      June 1,        Common share                              150,000
(right to buy)             1999         2001


                                                  5. Ownership
                                                     Form of
                                                     Derivative
                         4. Conver-                  Security:
                            sion or                  Direct         6. Nature of
                            Exercise                 (D)               Indirect
                            Price of                 Indirect          Beneficial
1. Title of Derivative      Derivative              (I)                Ownership
   Security (Instr. 4)      Security                (Instr. 5)        (Instr. 5)
----------------------      -------------------      -------------     -------------

Employee Stock Option
(right to buy)             $1.50                     D


Explanation of Responses:



/s/ Altaf Nazerali            6/1/00
-------------------------------    ------------
**Signature of Reporting Person    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.